Exhibit 5.1

July 15, 2015

Applied Optoelectronics, Inc.

13115 Jess Pirtle Blvd.

Sugar Land, TX 77478

Ladies and Gentlemen:

We have acted as counsel for Applied Optoelectronics, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company from time to time on a delayed continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of (i) securities, including shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), at an aggregate initial offering price not to exceed $140,000,000 registered pursuant to the Registration Statement on Form S-3 (File No. 333-204703) (including the prospectus contained therein, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”); and (ii) the prospectus supplement, dated July 15, 2015 (the “Prospectus Supplement”), relating to the issuance and sale from time to time by the Company of shares of Common Stock with an aggregate offering price of up to $40,000,000 (the “Shares”). The Shares are to be issued and sold by the Company pursuant to an Equity Distribution Agreement, dated July 14, 2015 (the “Distribution Agreement”), between the Company and Raymond James & Associates, Inc. The Distribution Agreement will be filed with the Commission as Exhibit 1.1 to the Company’s Current Report on Form 8-K, dated July 15, 2015.

For purposes of the opinion we express below, we have examined originals, or copies certified or otherwise identified, of (i) the certificate of incorporation and bylaws, each as amended to date, of the Company (the “Company Charter Documents”); (ii) the Registration Statement and all exhibits thereto; (iii) the Prospectus Supplement and all exhibits thereto; (iv) the Distribution Agreement and all exhibits thereto; (v) the minutes and records of the corporate proceedings of the Company with respect to the filing of the Registration Statement, Prospectus Supplement and the Distribution Agreement; and (vi) such other corporate records of the Company as we have deemed necessary or appropriate for purposes of the opinion hereafter expressed.

As to questions of fact material to the opinion expressed below, we have, without independent verification of their accuracy, relied to the extent we deem reasonably appropriate upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company.

In making the foregoing examination, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iv) that all agreement or instruments we have examined are the valid, binding and enforceable obligations of the parties thereto, and (v) that all factual information on which we have relied was accurate and complete.

We have also assumed that (i) the Prospectus Supplement has been timely filed with the Commission; (ii) the Company will issue and deliver the Shares in the manner contemplated by the Registration Statement, the Prospectus Supplement and the Distribution Agreement; (iii) with respect to Shares, there will be sufficient shares of Common Stock authorized under the Company Charter Documents and not otherwise reserved for issuance; and (iv) the Shares will be issued in compliance with applicable federal and state securities law.

Based on the foregoing, and subject to the limitations and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Distribution Agreement, will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the federal laws of the United States of America, and, to the extent relevant to the opinion expressed herein, the Delaware General Corporation Law as in effect on the date hereof (all of the foregoing being referred to as the “Opined on Law”).  We do not express any opinion with respect to any other laws, or the laws of any other jurisdiction (including, without limitation, any laws of any other jurisdiction which might be referenced by the choice-of-law rules of the Opined on Law), other than the Opined on Law or as to the effect of any such other laws on the opinion herein stated.

We hereby consent to the filing of this letter as Exhibit 5.1 to the Current Report on Form 8-K to be filed by the Company in connection with the issuance and sale of the Shares in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the reference to our firm therein and in the Prospectus Supplement under the caption “Legal Matters.”  In giving this consent, we do not hereby admit we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP